Exhibit 99.1
FOR IMMEDIATE RELEASE:
September 8, 2010
7:00 a.m. ET

ENTREMED SECURES $5.1 MILLION IN REGISTERED
DIRECT OFFERING AND ENTERS INTO AGREEMENT FOR
RIGHTS TO LICENSE ENMD-2076 IN CHINA

Financing Extends Cash Runway Through 2011 and Sets Stage for Expanding ENMD-2076 Clinical Development Program

ROCKVILLE, MD – September 8, 2010 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company focused on the development of ENMD-2076, its proprietary Aurora A/angiogenic kinase inhibitor for the treatment of cancer, today announced that on September 7, 2010 it entered into a securities purchase agreement with a group of strategic investors for gross proceeds of approximately $5.1 million.  The Company expects to complete the offering on or about September 8, 2010.  The financing will provide capital to fund operations through 2011 and enable the Company to move forward with expansion of development plans for ENMD-2076, which is currently in Phase 1 and Phase 2 clinical trials.  The ongoing Phase 2 trial of ENMD-2076 in ovarian cancer patients continues on track and the Company looks forward to the presentation of data early in 2011.

The investor group was led by Tak W. Mak, Ph.D., Director of The Campbell Family Institute for Cancer Research, and includes scientific advisors to EntreMed as well as experienced investors who have expertise both in oncology drug development and in drug development in the China markets. Concurrent with the execution of the securities purchase agreement, EntreMed entered into a rights agreement with Selected Value Therapeutics I, LLC (SVT) pursuant to which SVT has an option to exercise, on behalf of the investors, certain license, development and commercialization rights for ENMD-2076 in China, enabling the Company to leverage the experience and access that these investors have in this growing market.  If the option is exercised, EntreMed will be entitled to receive development milestone payments and royalties on future product sales within the geographic market. The option is exercisable at any time until December 31, 2011.

“We worked with Selected Value Therapeutics to develop an innovative financing structure that accomplishes our financing goals with minimum dilution to our current investors,” said Michael M. Tarnow, Executive Chairman of EntreMed.  “The financing extends our cash runway through 2011.  We are on track to complete our current Phase 2 ovarian cancer study and, based on the results from our Phase 1 studies, will move forward with our plans for expansion into additional clinical trials in other indications.  We view both the investment in the Company and the option to participate in the clinical development of the compound in China as a vote of confidence in the potential of ENMD-2076.”

Dr. Tak W. Mak, a scientific advisor to EntreMed and a co-founder of Miikana Therapeutics, Inc. which was later acquired by EntreMed in 2006, added, “I have been involved with ENMD-2076 since its discovery by Miikana.  We look forward to EntreMed’s further development of this compound and are encouraged by its potential to improve the lives of cancer patients in the U.S. and abroad.”

Terms of the Transaction

 An aggregate of 1,886,662 shares of EntreMed’s common stock and warrants to purchase an aggregate of 377,327 shares of its common stock will be issued pursuant to the securities purchase agreement.  The shares of common stock and warrants were offered in units consisting of one share of common stock and 0.20 warrants to purchase one share of common stock at a price of $2.70 per unit to a group of accredited investors.  The common stock purchase price represents the consolidated closing bid price of EntreMed’s common stock on September 7, 2010.  The warrants have a term of three years and an exercise price of $2.825.

Net proceeds from the offering will be approximately $4.7 million after deducting fees and estimated offering expenses payable by EntreMed.  In connection with the financing, the investor group was offered the right to designate one director to EntreMed’s Board of Directors, and the director nominee, if selected, will be identified by SVT and submitted to EntreMed for approval and election to the Company’s Board of Directors.

The securities described above are being offered through a prospectus supplement and accompanying base prospectus pursuant to a registration statement, previously filed and declared effective by the Securities and Exchange Commission (SEC).  The prospectus supplement related to the offering will be filed with the SEC.  Ferghana Partners acted as financial advisor to EntreMed for these transactions.  Copies of the final prospectus supplement and accompanying base prospectus can be obtained from EntreMed or at the SEC’s website at www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under "Risk Factors," including  the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

Contact:
Ginny Dunn
Associate Director
Corporate Communications & Investor Relations
240-864-2643

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